Exhibit p

                                USA REIT FUND LLC

                             Subscription Agreement
                             ----------------------

         This Agreement made this November 25, 2003 by and between USA REIT Fund LLC, a Delaware Limited Liability Company (the "Company"), and Brompton Management Limited, a company organized under the laws of Ontario, Canada (the "Subscriber");

                                   WITNESSETH:

         WHEREAS, the Company has been formed for the purposes of carrying on business as a closed-end diversified management investment company; and

         WHEREAS, the Subscriber wishes to subscribe for and purchase, and the Company wishes to sell to the Subscriber, 20,000 shares for a purchase price of $10.00CDN per share.

         NOW THEREFORE, IT IS AGREED:

         1. The Subscriber subscribes for and agrees to purchase from the Fund 20,000 shares for a purchase price of $10.00CDN per share. Subscriber agrees to make payment for these shares at such time as demand for payment may be made by an officer of the Company.

         2. The Company agrees to issue and sell said shares to Subscriber promptly upon its receipt of the purchase price.

         3. To induce the Company to accept its subscription and issue the shares subscribed for, the Subscriber represents that it is informed as follows:

                  (a) That the shares being subscribed for have not been and will not be registered under the United States Securities Act of 1933 ("Securities Act");

                  (b) That the shares may not be offered, sold, transferred or otherwise disposed of in the United States or to U.S. persons (other than distributors) unless the shares are registered under the Securities Act or an exemption therefrom is available;

                  (c) That the Company's reliance upon an exemption from the registration requirements of the Securities Act is predicated in part on the representation and agreements contained in this Subscription Agreement;

                  (d) That when issued, the shares will be "restricted securities" as defined in paragraph (a)(3) of Rule 144 of the General Rules and Regulations under the Securities Act ("Rule 144") and cannot be sold or transferred by Subscriber unless they are subsequently registered under the Securities Act or unless an exemption from such registration is available; and

                  (e) That there do not appear to be any exemptions from the registration provisions of the Securities Act available to the Subscriber for resale for the shares. In the future, certain exemptions may possibly become available, including an exemption for limited sales including an exemption for limited sales in accordance with the conditions of Rule 144. Notwithstanding the above, any offer, sale, transfer or other disposition needs to comply with the provisions of Regulation S under the Securities Act.

                  (f) That execution of this Subscription Agreement constitutes the Subscriber's consent, pursuant to Section 23(b)(2) of the Investment Company Act of 1940, to the issuance by the Company of common shares of beneficial interest at a price per share as set forth in the Agency Agreement relating to the public offering of shares; and

The Subscriber understands that a primary purpose of the information acknowledged in subparagraphs (a) through (e) above is to put it on notice as to restrictions on the transferability of the shares.

         4. To further induce the Company to accept its subscription and issue the shares subscribed for, the Subscriber:

                  (a) Represents and warrants that the shares subscribed for are being and will be acquired for investment for its own account and not on behalf of any other person or persons and not with a view to, or for sale in connection with, any public distribution thereof;

                  (b) Agrees that any certificates representing the shares subscribed for may bear a legend substantially in the following form:

                  The shares represented by this certificate have been acquired for investment and have not been registered under the United States Securities Act of 1933 or any other U.S. federal or state securities law. These shares may not be offered for sale, sold or otherwise transferred unless registered under said securities laws or unless some exemption from registration is available.

         5. This Subscription Agreement and all of its provisions shall be binding upon the legal representatives, heirs, successors and assigns of the parties hereto. This Subscription Agreement may be signed in one or more counterparts, each of which shall be deemed to be an original.


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


         IN WITNESS WHEREOF, this Subscription Agreement has been executed by the parties hereto as of the day and date first above written.


                                                USA REIT FUND LLC


                                                By:_____________________________
                                                Its:____________________________



                                                BROMPTON MANAGEMENT LIMITED


                                                By:_____________________________
                                                Its:____________________________